UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 28, 2008
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267,
Windsor Place, 3rd Floor, 18 Queen Street
Hamilton HM JX Bermuda	N/A

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On March 5, 2008, Enstar Group Limited (the “Company”) and its subsidiary, Enstar Australia Holdings Pty Limited (“Enstar Australia”), completed the previously announced acquisition of AMP Limited’s (“AMP”) Australian-based closed reinsurance and insurance operations (the “Gordian Acquisition”). Enstar Australia is a wholly owned subsidiary of Cumberland Holdings Limited (“Cumberland”), of which the Company owns 70% and J.C. Flowers II, L.P. (the “Flowers Fund”) owns 30% through a non-voting equity interest.
     The net purchase price was approximately AUS$440 million (approximately $417 million) and was financed by AUS$301 million (approximately $285 million) from bank financing, as further described below under Item 2.03; approximately AUS$42 million (approximately $40 million) from the Flowers Fund, by way of its 30% non-voting equity interest in Cumberland; and approximately AUS$97 million (approximately $92 million) from available cash on hand.
     The entities affiliated with AMP that are parties to the agreement were AMP Insurance Investment Holdings Pty Limited, AMP Holdings Limited, AMP Group Services Limited, AMP Group Holdings Limited and AMP Services Limited.
     The Flowers Fund is a private investment fund for which JCF Associates II L.P. is the general partner and J.C. Flowers & Co. LLC is the investment advisor. JCF Associates II L.P. and J.C. Flowers & Co. LLC are controlled by J. Christopher Flowers, a director and one of the Company’s largest shareholders. In addition, John J. Oros, a director and the Company’s Executive Chairman, is a Managing Director of J.C. Flowers & Co. LLC.
     A copy of the Share Sale Agreement, dated December 10, 2007, is incorporated by reference as Exhibit 2.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On February 28, 2008, Cumberland and Enstar Australia entered into an Agreement with National Australia Bank Limited and HSH Nordbank AG, London Branch. The Agreement provides for a multicurrency term loan facility pursuant to which Cumberland is permitted to borrow up to an aggregate of AUS$301 million (approximately $285 million). On March 4, 2008, Cumberland borrowed the full amount available under the facility to partially finance the Gordian Acquisition discussed above under Item 2.01. Of that amount, Cumberland borrowed AUS$215 million (approximately $204 million) under Facility A and AUS$86 million (approximately $81 million) under Facility B.
     The loans are secured by a lien on the shares of the acquired companies. The interest rate on the Facility A portion is LIBOR plus 2.0%, payable semi-annually. The interest rate on the Facility B portion is LIBOR plus 2.75%, payable semi-annually. The current blended rate on the full amount borrowed is LIBOR plus 2.2%. During the existence of a payment default, the interest rate will be increased by 1.0%. During the existence of any event of default (as specified in the Agreement), the lenders under the facilities may declare that all amounts outstanding under the Agreement are immediately due and payable, declare that all borrowed amounts be paid upon demand, or proceed against the security. The Facility A portion is repayable within five years from the date of the Agreement. The Facility B portion is repayable within six years from the date of the Agreement.

     As disclosed above, the Flowers Fund has a 30% non-voting equity interest in Cumberland. In addition, the Flowers Fund is a significant shareholder of HSH Nordbank AG, London Branch.

Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

The required financial statements will be filed by amendment no later than May 19, 2008.

(b)	Pro Forma Combined Financial Information.

The required pro forma combined financial information will be filed by amendment no later than May 19, 2008.

(d)	Exhibits.

2.1	Share Sale Agreement, dated December 10, 2007, by and between Enstar Group Limited, Enstar Australia Holdings Pty Limited, AMP Insurance Investment Holdings Pty Limited, AMP Holdings Limited, AMP Group Services Limited, AMP Group Holdings Limited and AMP Services Limited (incorporated by reference to Exhibit 2.4 of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 29, 2008).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED
Date: March 5, 2008	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

EXHIBIT INDEX
2.1	Share Sale Agreement, dated December 10, 2007, by and between Enstar Group Limited, Enstar Australia Holdings Pty Limited, AMP Insurance Investment Holdings Pty Limited, AMP Holdings Limited, AMP Group Services Limited, AMP Group Holdings Limited and AMP Services Limited (incorporated by reference to Exhibit 2.4 of the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 29, 2008).